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                                                                  Exhibit 23.4
                                                                  ------------

                  CONSENT OF INTERNATIONAL DATA CORPORATION


Merrill Lynch & Co.
Satyam Infoway Limited


To whom it may concern:

Per our discussion, you have approval to use the following statistics as stated below.

International Data Corporation, or IDC, estimates that:

     . The number of Internet users in India will increase from 0.5 million at the end of 1998 to 6.6 million at the end of 2002./1/

     . The installed base of personal and network computers in India will increase from 1.9 million at the end of 1998 to 8.2 million at the end of 2002./2/

     .  The number of on-line devices in India was 0.3 million in 1998./3/

     . The number of on-line devices as a percentage of the installed computer base in India was 11.0% in 1998./4/

     . The amount of Internet commerce revenues in India will increase from $3.5 million at the end of 1998 to $593.6 million at the end of 2002./5/

     . The number of Internet users in the United States was 62.8 million at the end of 1998./6/

     . The number of Internet users in the Asia/Pacific region was 10.2 million at the end of 1998./7/

----------------
/1/  IDC Report 19127. Internet India: the One-Rupee Market! p.5.

/2/ IDC Bulletin (Analyst: Richard Jacobson) Asia/Pacific Internet Infrastructure, p.2.

/3/ IDC Report 18697, The Internet Market in Asia Pacific (excluding Japan) 1997-2003, p.120.

/4/  Source: IDC

/5/ IDC Bulletin (Analyst: Richard Jacobson) Asia/Pacific Internet Infrastructure, p.2.

/6/ IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p.17.

/7/ IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p.19.
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     .  The number of on-line devices in the United States was 87.4 million at the end of 1998./8/

     . The number of on-line devices in the Asia/Pacific region was 9.5 million at the end of 1998./9/

     . The number of on-line devices as a percentage of the installed computer base in the United States was 54.5% at the end of 1998./10/

     . The number of on-line devices as a percentage of the installed computer base in the Asia/Pacific region was 24.9% at the end of 1998./11/

     . The total number of Internet users worldwide will increase from approximately 140 million at the end of 1998 to approximates 400 million at the end of 2002./12/

     . Revenues from Internet services worldwide such as web hosting will increase from $0.8 billion at the end of 1998 to $11.8 billion at the end of 2002./13/

     . Revenues from Internet services worldwide such as e-commerce spending will increase from $50 billion at the end of 1998 to $774 billion at the end of 2002.

                                        Sincerely,

                                        /s/ Hillary DeMello      2-11-200
                                        Hillary DeMello
                                        Corporate Communications Manager





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/8/  IDC Report 19262, The Global Market Forecast for Internet Usage and
     Commerce, p.17.

/9/ IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p.19.

/10/ IDC Report 19262, The Global Market Forecast for Internet Usage and
     Commerce, p.17.

/11/ IDC Report 19262, The Global Market Forecast for Internet Usage and
     Commerce, p.19.

/12/ IDC Report 19262, The Global Market Forecast for Internet Usage and
     Commerce, p.3.

/13/ IDC Report 19262, The Global Market Forecast for Internet Usage and
     Commerce, p.19.